Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Cash Investment Trust, of our report dated July 27, 1998, on the financial statements and financial highlights appearing in the June 30, 1998 Annual Report to the Shareholders of Scudder Cash Investment Trust, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the headings "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.




/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
June 15, 1999